Exhibit 21.1

GSI GROUP INC. SUBSIDIARIES

Subsidiary	Place of Incorporation
GSI Group Corporation	Michigan
GSI Group Japan Corporation	Japan
GSI Group Singapore Pte. Ltd.	Singapore
GSI Limited Holdings Corporation	New Brunswick, Canada
GSI Group GmbH	Germany
GSI Limited Holdings II Corporation	New Brunswick, Canada
GSI Group Limited UK	United Kingdom
GSI Lumonics SARL	France
Westwind Air Bearings Limited UK	United Kingdom
GSI Group Precision Technologies (Suzhou) Co., Ltd.	China
General Scanning Securities Corporation	Massachusetts
MicroE Systems Corp.	Delaware
MES International Inc.	Delaware
GSI Lumonics Asia Pacific Ltd.	Hong Kong
Excel Technology, Inc.	Delaware
Cambridge Technology, Inc.	Massachusetts
The Optical Corporation	California
Control Laser Corporation (d/b/a Baublys Control Laser)	Florida
Synrad, Inc.	Washington
Continuum Electro-Optics, Inc.	Delaware
Photo Research, Inc.	Delaware
Quantronix Corporation	Delaware
Excel Laser Technology	India
Excel Technology Asia Sdn. Bhd	Malaysia
Excel Technology Europe GmbH	Germany
Excel Technology Lanka (Pvt.) Ltd.	Sri Lanka
Excel Technology Japan Holding Co., Ltd.	Japan
D. (Green Electronics), Ltd.	United Kingdom
Excel Technology Italy Srl	Italy
Baublys Control Laser GmbH	Germany
Excel Technology France S.A.S.	France
Excel Technology Japan K.K.	Japan